UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported: November 10, 2006)
AMERUS GROUP CO.
(Exact Name of Registrant as Specified in its Charter)

IOWA	001-15166	42-1458424

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 WALNUT STREET DES MOINES, IOWA	50309-3948

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (515) 362-3600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 10, 2006, AmerUs Group Co. (“Company”) borrowed $192 million on its $300 million credit facility (“Borrowing”).  The Borrowing was incurred under the Company’s Amended and Restated Credit Agreement among AmerUs Group Co., Various Lending Institutions, Bank of America, N.A., Citibank, N.A. and The Bank of New York as Co-Syndication Agents and JPMorgan Chase Bank, N.A. as Administrative Agent (“Credit Agreement”) filed by the Company as an exhibit to a Current Report on Form 8-K on June 20, 2006.  The terms and conditions of the Borrowing and its repayment are described in the Credit Agreement, which is incorporated herein by reference.  The Company’s obligation to repay the Borrowing may be accelerated in certain circumstances described in the Credit Agreement.
Item 7.01. Regulation FD Disclosure.
As previously announced on July 13, 2006, the Company and Aviva plc (“Aviva”) have entered into an agreement and plan of merger (“Merger Agreement”) pursuant to which Aviva will acquire all of the common stock of the Company in exchange for $69.00 per share in cash for each outstanding share of Company common stock.  On November 13, 2006, Aviva plc received approval from the Superintendent of Insurance for the State of New York of Aviva’s application regarding the proposed indirect acquisition of Bankers Life Insurance Company of New York.  The Company expects to complete the merger the week of November 13, 2006 in accordance with the terms of the Merger Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERUS GROUP CO.
By:	/s/ Melinda S. Urion
Melinda S. Urion
Executive Vice President Chief Financial Officer and Treasurer Name and Title

Dated: November 13, 2006